Exhibit 20.2

MANAGEMENT INFORMATION CIRCULAR

INFORMATION INCORPORATED BY REFERENCE

Certain information contained in this management information circular (Circular) has been incorporated by reference from the annual report on Form 20-F (Form 20-F) of Canadian Solar Inc. (Corporation) for the year ended December 31, 2021, which has been filed with the United States Securities and Exchange Commission and is attached hereto as Schedule A.

VOTING INFORMATION

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by management of the Corporation for use at an annual and special meeting of shareholders of the Corporation (Meeting) to be held at the time and place and for the purposes set forth in the notice of meeting accompanying this Circular.

The solicitation of proxies will be primarily by mail, but proxies may also be solicited by telephone, in writing or in person by the directors, officers and regular employees of the Corporation. The Corporation may also use the services of a proxy solicitation firm. The cost of the solicitation of proxies will be borne by the Corporation.

Appointment of Proxies

The individuals named in the accompanying form of proxy are officers of the Corporation.

A shareholder has the right to appoint a person (who need not be a shareholder) other than the individuals named in the accompanying form of proxy to be the proxy of the shareholder at the Meeting and may exercise this right either by inserting that person’s name in the blank space provided in the accompanying form of proxy or by completing another proper form of proxy. To be effective, completed proxies must be received by Computershare Trust Co. Inc. (Computershare) by mail, in the enclosed return envelope, at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment thereof or be deposited with the chairman of the Meeting before the commencement of the Meeting or any adjournment thereof.

Revocation of Proxies

Proxies given by shareholders for use at the Meeting may be revoked at any time before their use. In addition to revocation in any manner permitted by law, a proxy may be revoked by depositing an instrument in writing signed by the shareholder or by the shareholder’s attorney duly authorized in writing with Computershare by mail or overnight delivery to Computershare, 462 South 4th Street, Suite 1600, Louisville, Kentucky, 40202, United States of America, Attention: Proxy Department, at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment thereof or be deposited with the chairman of the Meeting before the commencement of the Meeting or any adjournment thereof.

Voting and Discretion of Proxies

The common shares represented by the proxies solicited by management pursuant to this Circular will be voted in accordance with the directions contained therein.

If no directions are contained therein, the common shares will be voted FOR:

(a)	the election of each of the nine (9) nominees for election as director named in the Circular;

(b)	the appointment of Deloitte Touche Tohmatsu Certified Public Accountants LLP as the auditors of the Corporation and the authorization of the directors of the Corporation to fix their remuneration; and

(c)	a special resolution (Continuance Resolution) authorizing and approving the continuance of the Corporation from the provincial jurisdiction of the Province of British Columbia under the Business Corporations Act (British Columbia) (BCBCA) to the provincial jurisdiction of the Province of Ontario under the Business Corporations Act (Ontario)(OBCA).

The accompanying form of proxy confers discretionary authority on the persons named therein in respect of amendments or variations to the matters referred to in this Circular and in respect of other matters that may properly come before the Meeting or any adjournment thereof. Management of the Corporation knows of no such amendments or variations or other matters that may properly come before the Meeting but, if any such amendments or variations or other matters properly come before the Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with their best judgement.

Voting Shares

Shareholders of record on May 2, 2022 are entitled to receive notice of and vote at the Meeting. The authorized capital of the Corporation consists of an unlimited number of common shares. As of May 2, 2022, there were 64,268,821 common shares outstanding. All of the outstanding common shares may be voted at the Meeting. Shareholders are entitled to one vote for each common share held by them.

Principal Shareholders

To the knowledge of the directors and executive officers of the Corporation, the only persons who beneficially own, directly or indirectly, or exercise control or direction over voting securities of the Corporation carrying 5% or more of the voting rights attached to any class of voting securities of the Corporation are set out in Item 6E “Share Ownership” of the Form 20-F.

Required Approvals

The election of directors and the appointment of auditors require the approval of a majority of the votes cast on the matter by those shareholders of the Corporation present in person or by proxy at the Meeting.

The Continuance Resolution requires the approval of at least a two-thirds of the votes cast on the matter by those shareholders of the Corporation present in person or by proxy at the Meeting.

MATTERS TO BE ACTED UPON AT THE MEETING

ANNUAL BUSINESS MATTERS

Consolidated Financial Statements

The audited consolidated financial statements of the Corporation for the financial year ended December 31, 2021, together with the auditors’ report thereon and the notes thereto, accompany this Circular and will be submitted to the Meeting. Receipt of the audited consolidated financial statements will not constitute approval or disapproval of any matters referred to therein.

Election of Directors

The articles of the Corporation require that the Corporation have a minimum of three directors and a maximum of ten directors. The articles of the Corporation provide that the actual number of directors within the specified minimum and maximum may be determined from time to time by resolution of the directors. The board of directors of the Corporation (Board) has by resolution fixed the number of directors of the Corporation to be elected at the Meeting at nine. The term of office of each of the current directors will expire at the close of the Meeting. The term of office of each of the directors elected at the Meeting will expire at the close of the annual meeting of shareholders following the Meeting, or until their successors are duly elected or appointed in accordance with the Articles or until such director’s earlier death, resignation or removal.

Management of the Corporation proposes to nominate the nine (9) individuals named below for election as directors of the Corporation. The Corporation has not received notice, and management of the Corporation is not aware, of any other nominees for election as directors of the Corporation. Shareholders may vote for all of the nominees named below, vote for one or more of them and withhold their vote for others of them, or withhold their vote for all of them., At the Meeting, shareholders will be asked to pass an ordinary resolution to approve the appointment of the nine (9) nominees set forth below as directors of the Corporation. An ordinary resolution needs to be passed by a simple majority of the votes cast by the shareholders present in person or represented by proxy and entitled to vote at the Meeting.

Under the Corporation’s Corporate Governance Guidelines, any nominee for election as a director of the Corporation in an uncontested election who receives, from common shares voted in person or by proxy at the Meeting, a greater number of shares withheld than shares voted in his favour for election as a director must promptly tender his resignation to the Chairman of the Board, such resignation to take effect on acceptance by the Board. The Nominating and Corporate Governance Committee of the Board will expeditiously consider the director’s offer to resign and make a recommendation to the Board on whether to accept it. In considering the director’s offer to resign and making its recommendation, the Nominating and Corporate Governance Committee will evaluate the best interests of the Corporation and its shareholders and will consider a number of factors, including alternatives to cure the underlying cause of the votes withheld, the experience/expertise of the director, the overall composition of the Board and whether accepting the resignation would cause the Corporation to fail to satisfy any listing or regulatory requirement. The Board will have 90 days after the date of the Meeting to make a final decision and announce it by way of press release. A director who tenders his resignation may not participate in the deliberations of the Nominating and Corporate Governance Committee or the Board on whether to accept his resignation offer.

Director Nominees

The following table sets out the name and city, province or state and country of residence of each individual proposed to be nominated for election as a director of the Corporation at the Meeting and his current position with the Corporation. It also sets out information with respect to the individual’s equity ownership, current membership on Board committees, other public board memberships held in the past five years, areas of expertise/experience and, where applicable, Board and Board committee meeting attendance during the 12 months ended December 31, 2021.

Additional information can be found in Item 6A “Directors and Senior Management”, Item 6C “Board Practices ─ Committees of the Board of Directors” and Item 6E “Share Ownership” of Form 20-F.

Name: Shawn (Xiaohua) Qu Age: 58 Municipality of residence: Suzhou, People’s Republic of China Director since: 2006 Non-independent	Dr. Shawn (Xiaohua) Qu has served as our chairman, president and chief executive officer since founding our company in October 2001. Through his leadership, we became a public listed company on the Nasdaq in 2006 and have since firmly established ourselves among the top ranked manufacturers of solar PV products globally. Dr. Qu has also served as chairman of the board of CSI Solar since July 2009. Prior to founding Canadian Solar, Dr. Shawn Qu held various positions in product engineering, business development and strategic planning at ATS Automation Tooling Systems, Inc., or ATS, and its solar subsidiary Photowatt International S.A. Prior to ATS, Dr. Shawn Qu was a research scientist at Ontario Power Generation where he worked as a process leader in its solar product commercialization team. In 2011, Dr. Shawn Qu became a visiting professor at Tsinghua University, one of the most prestigious universities in China. Dr. Shawn Qu has published research articles in academic journals including IEEE Quantum Electronics, Applied Physics Letter and Physical Review. He received a Ph.D. in material sciences in 1995 from the University of Toronto, focusing on semiconductor super lattice and optical effects. He also holds a Master of Science in physics from University of Manitoba and a Bachelor of Science in applied physics from Tsinghua University in Beijing. Dr. Shawn Qu is a Fellow of the Canadian Academy of Engineering.
Areas of expertise/experience
	● Strategic Leadership ● International Operations	● Industry ● Technology
Other public company directorships in the past five years
None
	Board/Committee Membership		Attendance
	Board Technology Committee		12 of 12 1 of 1	100% 100%
Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	13,738,172(3)	26,291(3)	312,904(2)(3)

Name: Karl E. Olsoni Age: 64 Municipality of residence: Naples, Florida, USA Director since: 2020 Independent	Mr. Karl E. Olsoni has been serving as an independent director of our company since June 2020 and was a strategic advisor to the Board of Directors between January 2020 and June 2020. Mr. Olsoni has more than 30 years of international energy sector experience. He is currently an Operating Partner with Quinbrook Infrastructure Partners, an infrastructure fund manager investing in clean energy infrastructure in the United States, the United Kingdom and Australia. He is also a Partner with the kRoad group of companies which invest in battery storage, waste transformation and e-mobility. He previously served as Managing Director of the Clean Energy and Infrastructure team at Capital Dynamics where he and his partners raised and invested approximately $1 billion in clean energy infrastructure projects. Mr. Olsoni was formerly Chief Financial Officer and Senior Vice President of PPM Energy Inc. (now Iberdrola Renewables/Avangrid), a US-based energy company, and Chief Financial Officer of Koch Materials, Inc., a unit of the Koch Industries, Inc. Before that, he spent 16 years with the Southern Company where, among other things, he was part of the original management team that built the Southern Company’s independent power and merchant energy business (Southern Energy, Inc., later Mirant, Inc. and NRG Energy, Inc.) into one of the largest independent power producers in the world. Mr. Olsoni holds a Bachelor of Arts degree in Economics from George Washington University and an MBA from the College of William and Mary.
Areas of expertise/experience
	● Strategy ● Corporate Finance	● Mergers and Acquisitions ● Industry
Other public company directorships in the past five years
None
	Board/Committee Membership		Attendance
	Board Audit Committee (Aug, 2020 – Aug, 2021) Compensation Committee (Aug, 2020 – Aug, 2021) Sustainability Committee		12 of 12 5 of 5 5 of 5 1 of 1	100% 100% 100% 100%
Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	Nil	Nil	29,543 (2)

Name: Harry E. Ruda Age: 63 Municipality of residence: Toronto, Ontario, Canada Director since: 2011 Independent Resident Canadian	Dr. Harry E. Ruda has served as an independent director of our company since July 2011. He is the Director of the Centre for Advanced Nanotechnology, the Stanley Meek Chair in Nanotechnology and Professor of Applied Science and Engineering at the University of Toronto, Canada. From 1982 to 1984, he developed one of the first theories for electron transport in selectively doped two-dimensional electron gas heterostructures, while working as an IBM post-doctoral fellow. From 1984 to 1989, he was a senior scientist at 3M Corporation, developing some of the first models for electronic transport and optical properties of wide bandgap II-VI semiconductors. Dr. Ruda joined the faculty of the University of Toronto in 1989 in the Materials Science and Engineering and Electrical and Computer Engineering Departments. His research interests focus on the fabrication and modeling of semiconductor nanostructures with applications in the fields of optoelectronics, energy and sensing. Dr. Ruda was one of the founders of a Canadian National Centre of Excellence in Photonics. He has served on the National Science and Engineering Council of Canada and on other government panels, including those of the Department of Energy, Environmental Protection Agency, National Science Foundation in the U.S. and the Royal Academy of Engineering and Engineering Physical Sciences Research Council in the United Kingdom. Dr. Ruda is a Fellow of the Royal Society of Canada, a Fellow of the Institute of Physics, a Fellow of the Institute of Nanotechnology, and a Fellow of the Canadian Academy of Engineering. He obtained his Ph.D. in semiconductor physics from the Massachusetts Institute of Technology in 1982.
Areas of expertise/experience
	● Semiconductor Device Engineering ● Research and Development	● Strategy ● Risk Management
Other public company directorships in the past five years
None
	Board/Committee Membership		Attendance
	Board Audit Committee (Aug, 2021 – present) Compensation Committee (Aug, 2020 - present) Nominating and Corporate Governance Committee (Aug, 2020 – Aug, 2021) Technology Committee		12 of 12 5 of 5 5 of 5 6 of 6 1 of 1	100% 100% 100% 100% 100%
Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	24,714	Nil	33,221(2)

Name: Lauren C. Templeton Age: 46 Municipality of residence: Lookout Mountain, Tennessee, USA Director since: 2020 Independent	Ms. Lauren C. Templeton has served as an independent director of our company since January 2020. Ms. Templeton is the founder and President of Templeton & Phillips Capital Management, LLC, a global investing boutique located in Chattanooga, Tennessee. She is also an independent director and member of the audit committee of Fairfax Financial Holdings Limited, a financial holding company engaged in property and casualty insurance and reinsurance and associated investment management, and its publicly-traded subsidiary, Fairfax India Holdings Corporation. Ms. Templeton serves on a number of non-profit organizations, including serving as Chairperson of the Board of Trustees of the John Templeton Foundation. She is a member of the Templeton World Charities Foundation and the Templeton Religion Trust. She also serves on the Board of Overseers at the Atlas Economic Research Foundation. Ms. Templeton is the former President of the Southeastern Hedge Fund Association, based in Atlanta, Georgia. She is also the co-author of “Investing the Templeton Way: The Market Beating Strategies of Value Investing’s Legendary Bargain Hunter”, which has been translated into nine languages. Ms. Templeton holds a Bachelor of Arts Degree in Economics from the University of the South, Sewanee.
Areas of expertise/experience
	● Capital Markets ● Corporate Finance	● Investment ● Strategy
Other public company directorships in the past five years
Financial Holdings Limited and Fairfax India Holdings Corporation.
	Board/Committee Membership		Attendance
	Board Audit Committee (Aug, 2020 – Aug, 2021) Compensation Committee (Aug, 2021 - present) Nominating and Corporate Governance Committee (Aug, 2020 -present)		12 of 12 5 of 5 5 of 5 6 of 6	100% 100% 100% 100%
Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	Nil	Nil	30,354(2)

Name:Andrew (Luen Cheung) Wong Age: 64 Municipality of residence: Hong Kong Special Administrative Region, People’s Republic of China Director since: 2014 Independent	Mr. Andrew (Luen Cheung) Wong has served as an independent director of our company since August 2014. He has also served as a director of Chubb Life Insurance Company Ltd. since 2008, and is an independent director and the vice-chairman of Huazhong In-vehicle Holdings Company Limited, which is listed in Hong Kong Stock Exchange. Previously, Mr. Wong served as a director and a member of the audit committee, nomination and remuneration committee of China CITIC Bank Corporation Limited, a company listed on The Stock Exchange of Hong Kong, between 2013 and 2018. Mr. Wong was the director of Intime Retail (Group) Co. Ltd., a company listed on The Stock Exchange of Hong Kong, between 2013 and 2014, and was the director and a member of audit committee, risk management committee, nomination and remuneration committee of China Minsheng Bank, a company listed on The Stock Exchange of Hong Kong, from 2006 to 2012. From 1982 to 2006, Mr. Wong held senior positions at the Royal Bank of Canada, the Union Bank of Switzerland, Citicorp International Limited, a merchant banking arm of Citibank, Hang Seng Bank Limited and DBS Bank Limited, Hong Kong. Mr. Wong was awarded the National Excellent Independent Director by the Shanghai Stock Exchange in 2010 and received the Medal of Honour (Hong Kong SAR) from the Hong Kong SAR Government in 2011. Mr. Wong obtained his Bachelor of Social Sciences (Honours) degree from the University of Hong Kong in 1980 and a Master of Philosophy degree from Hong Kong Buddhist College in 1982.
Areas of expertise/experience
	● Corporate Finance ● China Operations	● Capital Markets ● Strategy
Other public company directorships in the past five years
China CITIC Bank Corporation Limited
	Board/Committee Membership		Attendance
	Board Compensation Committee Nominating and Corporate Governance Committee (Aug, 2020 – present)		12 of 12 5 of 5 6 of 6	100% 100% 100%
Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	3,715	Nil	33,221(2)

Name: Lap Tat Arthur Wong Age: 62 Municipality of residence: Beijing, People’s Republic of China Director since: 2019 Independent	Mr. Lap Tat Arthur Wong has served as an independent director of our company since March 2019. Mr. Wong currently serves as an independent director and chair of the audit committee of the following companies: Daqo New Energy Corp. (NYSE: DQ); Microvast Holdings, Inc. (NASDAQ: MVST); and China Maple Leaf Educational Systems Limited (HKSE: 1317). From 2008 to 2018, Mr. Wong served as the Chief Financial Officer of Asia New Energy Holdings Pte. Ltd, Nobao Renewable Energy Holding Ltd., GreenTree Inns Hotel Management Group, Inc. and Beijing Radio Cultural Transmission Company Limited, sequentially. From 1982 to 2008, Mr. Wong held various positions with Deloitte Touche Tohmatsu (Deloitte) in Hong Kong, San Jose and Beijing, with his last position as a partner in Deloitte’s Beijing office. Mr. Wong received a Higher Diploma in Accountancy from Hong Kong Polytechnic University and a Bachelor of Science degree in Applied Economics from University of San Francisco. He is a fellow of the Hong Kong Institute of Certified Public Accountants; a fellow of the Association of Chartered Certified Accountants; and a member of the American Institute of Certified Public Accountants.
	Areas of expertise/experience
	● Audit/Accounting ● Corporate Finance	● Capital Markets ● Corporate Reporting
	Other public company directorships in the past five years
	China Automotive Systems, Inc.
	Petro-king Oilfield Services Limited
	Sky Solar Holdings, Ltd.
	Board/Committee Membership		Attendance
	Board		12 of 12	100%
	Audit Committee (Aug, 2020 – present)		5 of 5	100%
	Nominating and Corporate Governance Committee (Aug, 2020 -present)		6 of 6	100%
	Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	2,178	Nil	33,221(2)

Name: Leslie Li Hsien Chang Age: 67 Municipality of residence: Hong Kong Special Administrative Region, People’s Republic of China Director since: 2020 Independent	Mr. Leslie Li Hsien Chang has been serving as an independent director of our company since September 2020, and has been serving as a director of CSI Solar since December 2020. Mr. Chang is currently an independent nonexecutive director of Huzhou Gas Company Limited. Mr. Chang has been serving as Senior Advisor to CITIC Capital (Holdings) Limited since 2014. Prior to that, Mr. Chang served as a senior corporate executive and board director at several listed companies in Hong Kong. He joined CITIC Pacific limited as General Manager, Finance in 1994 and later became the Executive Director and Deputy Managing Director of the company responsible for the Group’s financial management, accounting, and treasury functions. Mr. Chang also served as the Executive Director and Chief Executive Officer of HKC (Holdings) Limited; Executive Director and Vice Chairman of China Renewable Energy Investment Limited; Alternate Director on the board of Cathay Pacific Airways Limited and Independent Non-Executive Director of Pou Sheng International (Holdings) Limited, among other roles. Mr. Chang started his career after graduating from George Mason University business school in 1984 and joined the New York Office of KPMG. He became a partner of the firm specializing in the financial services industry and served as the Director of the Chinese Practice. Mr. Chang served as a certified public accountant in the State of New York and member of the American Institute of Certified Public Accountants, Chartered Global Management Accountants, and the Hong Kong Institute of Certified Public Accountants.

	Areas of expertise/experience
	● Strategy	● Investment
	● Capital Markets	● Corporate Finance
	● Audit/Accounting
	Other public company directorships in the past five years
	None
	Board/Committee Membership		Attendance
	Board		12 of 12	100%
	Nominating and Corporate Governance Committee (Aug, 2021 – present)		6 of 6	100%
	Sustainability Committee (Aug, 2021 – present)		1 of 1	100%
	Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	Nil	Nil	25,523(2)

Name: Yan Zhuang Age: 58 Municipality of residence: Suzhou, People’s Republic of China Director since: 2020	Mr. Yan Zhuang has been serving as a director of our company since September 2020. He is also the President of CSI Solar, and has been serving as a director of CSI Solar since September 2020. He has served various leadership roles, most recently as our president and chief operating officer, and previously as acting chief executive officer, senior vice president and chief commercial officer, senior vice president of global sales and marketing, and prior to that as our vice president of global sales and marketing. He was an independent director of our company from September 2007 to June 2009. Mr. Zhuang has worked in corporate branding, sales and marketing positions with, or provided consulting services to, a variety of multinational companies for over 20 years. In 2008, he founded and became a director of INS Research and Consulting. Mr. Zhuang was the head of Asia for Hands-on Mobile, Inc., a global media and entertainment company with operations in China, South Korea and India, from 2006 to 2007. He previously served as its senior vice president of business operations and marketing in Asia. Before joining Hands-on Mobile, Inc., he held various marketing and business operation positions with Motorola Inc., including as its Asia Pacific regional director of marketing planning and consumer insight. Mr. Zhuang holds a bachelor’s degree in electrical engineering from Northern Jiaotong University, China, a Master of Science degree in applied statistics from the University of Alberta, Canada and a Master of Science degree in marketing management from the University of Guelph, Canada.
Areas of expertise/experience
	● Strategy ● Sales	● Corporate Branding ● Marketing Management
Other public company directorships in the past five years
None
	Board/Committee Membership		Attendance
	Board		12 of 12	100%
Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	2,979	Nil	158,987(2)

Name: Huifeng Chang Age: 56 Municipality of residence: Princeton, New Jersey, USA Director since: 2020

Dr. Huifeng Chang has served as our senior vice president and chief financial officer since May 2016, and as a director of our company since September 2020. Mr. Chang is also an independent director, chair of the nominating committee, and a member of the audit and compensation committees of Scienjoy Holding Corporation (NASDAQ: SJ). He is also an independent director and a member of the audit committee of Denali Capital Acquisition Corp. (NASDAQ: DECAU). He has 19 years of experience in capital markets, financial investment and risk management. Before joining us, Dr. Chang was the co-head of Sales & Trading at the U.S. subsidiary of China International Capital Corp (“CICC”) from 2010 to 2015. Prior to that, he was the CEO of CSOP Asset Management based in Hong Kong from early 2008 to 2010, investing funds from China in the international markets. From 2000 to 2008, Dr. Chang was vice president and an equity proprietary trader at Citigroup Equity Proprietary Investments in New York. Before going to New York, Dr. Chang worked at Kamakura Corp in Hawaii as a risk consultant to banks in Asia. He received a Ph.D. in soil physics and MBA from University of Hawaii in the early 1990s, M.S. degree from Academia Sinica in 1987 and B.S. degree from Nanjing Agricultural University in 1984.

Areas of expertise/experience
	● Capital Markets ● Risk Management	● Financial Investment ● Strategy
Other public company directorships in the past five years
Scienjoy Holding Corporation Denali Capital Acquisition Corp.
	Board/Committee Membership		Attendance
	Board		11 of 12	92%
Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	1,329	Nil	152,069(2)

Notes:

(1)	As of May 2, 2022.

(2)	Includes the special award on the CSI Solar IPO.

(3)	Includes common shares, options and RSUs held by Hanbing Zhang, the wife of Dr. Qu.

Director Term Limits and Other Mechanisms of Board Renewal

Four of the nine director nominees joined the Board for the first time within the past two years. The Corporation has not adopted term limits for Board members, but facilitates Board renewal by reviewing and evaluating the performance and independence of Board members and Board committees annually. The Corporation seeks to foster a balance between new perspectives and the experience of seasoned Board members. The Corporation believes a policy imposing a term limit or an arbitrary retirement age would discount the value of experience and unnecessarily deprive the Corporation of the contribution of Board members who have developed a deep knowledge of the Corporation and its businesses over time.

Appointment of Auditors

Management of the Corporation proposes that Deloitte Touche Tohmatsu Certified Public Accountants LLP (DTT LLP) be reappointed as auditors of the Corporation and that the directors of the Corporation be authorized to fix their remuneration. DTT LLP and its predecessor, Deloitte Touche Tohmatsu CPA Ltd., have been auditors of the Corporation since December 2005. An ordinary resolution needs to be passed by a simple majority of the votes cast by the shareholders present in person or represented by proxy and entitled to vote at the Meeting.

SPECIAL BUSINESS MATTERS

Continuance of the Corporation under the laws of Ontario

Introduction

The Corporation is currently a corporation existing under the provincial laws of British Columbia and is subject to the provisions of the BCBCA. At the Meeting, shareholders will be asked to consider and, if deemed advisable, to pass the Continuance Resolution, which authorizes the board of directors of the Corporation (Board) to apply to discontinue the Corporation from the provincial jurisdiction of the Province of British Columbia under the BCBCA and to continue the Corporation to the provincial jurisdiction of the Province of Ontario under the OBCA (Continuance).

The OBCA permits corporations incorporated outside of their jurisdiction to be continued into their jurisdiction. On the Continuance, the BCBCA will cease to apply to the Corporation and the OBCA will start to apply to the Corporation as if the Corporation had been originally incorporated under that statute. If the Continuance Resolution is approved by the shareholders at the Meeting, the Board of Directors will decide whether to continue into Ontario.

The Corporation had recently, in June, 2020, pursued continuance from the Canada Business Corporations Act (CBCA) to the BCBCA, in part to eliminate the requirement that at least 25% of the directors of the Corporation must be resident Canadians, as required under the CBCA. The BCBCA does not have this requirement. The Ontario government recently implemented amendments to the OBCA to also remove this requirement. As the Corporation’s head office and its principal operations in Canada are in Ontario, the Corporation proposes to continue under the OBCA.

The Continuance will affect certain of the rights of shareholders as they currently exist under the BCBCA. Shareholders should consult their legal advisors regarding the implications of the Continuance that may be of particular importance to them.

Reason for Continuance

The Corporation needs to attract and appoint directors with a broad range of skills and experience relevant to its business. The Corporation has recently strengthened the range of skills and experience represented on the Board and wishes to continue to do so.

Upon the recent amendments becoming effective, the OBCA does not contain any residency requirements for directors. As a result, the Corporation can continue under the OBCA, and with the recent elimination of the OBCA residency requirement, the Corporation will have greater flexibility to attract directors from a global talent pool with the expertise and skills required by the Corporation’s global business operations. Management believes that the OBCA is consistent with the corporate legislation of other Canadian jurisdictions and will provide shareholders with substantially the same rights as those that are available to shareholders under the BCBCA.

Continuance Process

In order to implement the Continuance into Ontario, the Corporation must take the following steps:

(a)	apply to the British Columbia Registrar of Companies under the BCBCA for consent to continue the Corporation under the OBCA (BCBCA Consent to Continuance), such application to establish to the satisfaction of the British Columbia Registrar of Companies that the Continuance will not adversely affect the Corporation’s creditors or shareholders;

(a)	after the BCBCA Consent to Continuance has been obtained, apply to the Director under the OBCA for a Certificate of Continuance (OBCA Certificate of Continuance); and

(c)	after the OBCA Certificate of Continuation has been obtained, file a copy of the OBCA Certificate of Continuation with the Director under the BCBCA and receive a Certificate of Discontinuance under the BCBCA.

Effect of Continuance

Upon completion of the Continuance, the BCBCA will cease to apply to the Corporation and the OBCA will start to apply to the Corporation as if the Corporation had been originally incorporated as an Ontario corporation. In addition, the Corporation’s existing notice of articles (Notice of Articles) and articles (BC Articles) under the BCBCA will be replaced with articles of continuance under the OBCA (New Ontario Articles) and new bylaws (New Ontario By-Laws).

The New Ontario Articles and New Ontario By-Laws will be substantially in the form attached as Schedule B to the Circular. The New Ontario Articles and New Ontario By-Laws are substantially the same as the Notice of Articles and the BC Articles.

The Continuance will not create a new legal entity, affect the continuity of the Corporation, result in a change in the business of the Corporation or affect the authorized or issued share capital of the Corporation. The current directors of the Corporation will continue to constitute the Board and the Corporation will remain subject to the requirements of all applicable securities legislation.

The OBCA provides shareholders with substantively the same rights as the BCBCA, including rights of dissent and appraisal and rights to bring derivative actions and oppression actions, and is consistent with the corporate legislation of most other Canadian jurisdictions. There are, however, important differences.

Schedule C sets out a summary comparison of certain differences between the BCBCA and the OBCA. This summary is not intended to be exhaustive and shareholders should consult their legal advisers regarding all of the implications of the Continuance.

Continuance Resolution

The following is the Continuance Resolution:

RESOLVED, as a special resolution, that:

(a)	the Corporation is authorized to undertake and complete, pursuant to Section 308 of the Business Corporations Act (British Columbia) (BCBCA) and Section 180 of the Business Corporations Act (Ontario) (OBCA), the continuance of the Corporation from the provincial jurisdiction of British Columbia under the BCBCA to the provincial jurisdiction of Ontario under the OBCA (Continuance);

(b)	the Corporation apply to the Registrar of Companies for British Columbia under the BCBCA for all approvals necessary to permit and carry out the Continuance, including authorization to permit the Continuance in accordance with Section 308 of the BCBCA;

(c)	the Corporation apply to the Director under the OBCA pursuant to Section 180 of the OBCA for all approvals necessary to permit and carry out the Continuance into Ontario;

(d)	effective on the Continuance into Ontario, the Corporation adopt articles of continuance and by-laws substantially in the form of the New Ontario Articles and the New Ontario By-Laws in substitution, respectively, for the Notice of Articles and the BC Articles;

(e)	notwithstanding the approval of this special resolution by the shareholders, the board of directors of the Corporation, in its sole discretion and without further notice to or approval of the shareholders, may decide not to proceed with the Continuance or otherwise give effect to this special resolution, at any time before the Continuance becomes effective; and

(f)	any one officer or director of the Corporation, acting alone, is authorized, for and on behalf of the Corporation, to execute and deliver such documents and instruments and to take such other actions as such officer or director may determine to be necessary or advisable to implement this special resolution and the matters authorized hereby including, without limitation, the execution and filing of the documents and forms prescribed by or contemplated under the BCBCA and OBCA.

The Board has approved and recommends that shareholders vote FOR the Continuance Resolution.

The Continuance Resolution confers discretionary authority on the Board to revoke the Continuance Resolution before the Continuance occurs. The Board may exercise its discretion and elect not to proceed with the Continuance, notwithstanding shareholder approval, for any number of reasons, including, for example, the number of registered shareholders that dissent in respect of the Continuance Resolution.

Rights of Dissent in Respect of the Continuance Resolution

Under Section 309 of the BCBCA, a shareholder is entitled to dissent and be paid the fair value of the shareholder’s common shares under Section 238 of the BCBCA under Division 2 of Part 8, if the shareholder objects to the Continuance Resolution and the Continuance becomes effective. A shareholder is not, however, entitled to dissent with respect to any of the shareholder’s common shares, in the event that the Continuance Resolution is approved and the Continuance becomes effective, if the shareholder has voted any common shares beneficially owned by the shareholder in favour of the Continuance Resolution.

To exercise this right of dissent, a shareholder must provide notice of this dissent to the Corporation by delivering a written objection to the Continuance Resolution (a) on or before the date of the Meeting, to the Corporation’s registered office at 800-885 West Georgia Street, Vancouver, BC V6C 3H1, or (b) at the Meeting or any adjournment thereof, to the chairman of the Meeting. A dissenting shareholder may only claim with respect to all of the common shares held by the dissenting shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

A shareholder who complies with the dissenting shareholder provisions of the BCBCA is entitled to be paid by the Corporation the fair value of the shareholder’s common shares in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted. If a dissenting shareholder and the Corporation are unable to agree on the fair value of the dissenting shareholder’s common shares, either of them may apply to the applicable court to fix the fair value.

The complete text of Part 8, Division 2 Dissent Proceedings (Sections 237-247) of the BCBCA is attached to this Circular as Schedule D. Failure to adhere strictly to the requirements of these Dissent Proceedings of the BCBCA may result in the loss or unavailability of the right of dissent.

STATEMENT OF EXECUTIVE COMPENSATION

General

See Item 6B “Compensation of Directors and Executive Officers ─ Cash Compensation” and “Compensation of Directors and Executive Officers ─ Share-based Compensation” and Item 6C “Board Practices ─ Director Agreements” and “Board Practices ─ Indemnification of Directors and Officers” of Form 20-F.

Employment and Management Contracts

See Item 6C “Board Practices ─ Employment Agreements” of Form 20-F.

Compensation of Directors

See Item 6B “Compensation of Directors and Executive Officers ─ Cash Compensation” and Item 6C “Board Practices ─ Director Agreements” and “Board Practices ─ Indemnification of Directors and Officers” of Form 20-F.

RELATED PARTY TRANSACTIONS

See Item 7 “Major Shareholders and Related Party Transactions” of Form 20-F.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

See Item 6C “Board Practices ─ Interested Transactions” and Item 7B “Major Shareholders and Related Party Transactions - Related Party Transactions” of Form 20-F.

MATERIAL CONTRACTS

See Item 10C “Material Contracts” of Form 20-F.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Except as disclosed in this Circular, management is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director or executive officer or any associate or affiliate of any of the foregoing in any matter to be acted on at the Meeting.

OTHER MATTERS

Glossary

The term shareholder refers to a registered holder of common shares. The term common shares refers to common shares in the capital stock of the Corporation.

Date of Information

Except where noted, all information in this Circular is as of May 2, 2022.

APPROVAL OF CIRCULAR BY BOARD

The contents and the sending of this Circular have been approved by the Board.

DATED at Toronto, Canada this 2nd day of May, 2022.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Shawn (Xiaohua) Qu

Shawn (Xiaohua) Qu

Chairman of the Board, President and Chief Executive Officer

SCHEDULE A

FORM 20-F OF CANADIAN SOLAR INC. FOR THE YEAR ENDED DECEMBER 31, 2021

The Form 20-F can be found and viewed on the SEC’s website at www.sec.gov.

SCHEDULE B

NEW ONTARIO ARTICLES AND NEW ONTARIO BY-LAWS

[intentionally omitted]

B-1

SCHEDULE C

COMPARISON OF RIGHTS UNDER THE OBCA AND THE BCBCA

The OBCA provides shareholders with substantially the same rights as are available to shareholders under the BCBCA, including rights of dissent and appraisal and rights to bring derivative actions and oppression actions. However, there are certain differences between the two statutes and the regulations made thereunder.

The following is a summary comparison of certain provisions of the BCBCA and the OBCA that pertain to rights of the shareholders. This summary is not intended to be exhaustive and shareholders should consult their legal advisers regarding the implications of the Continuance that may be of particular importance to them.

Charter Documents

Under the BCBCA, the charter documents consist of a “notice of articles,” which sets forth, among other things, the name of the corporation and the amount and type of authorized capital, and “articles” which govern the management of the corporation. The notice of articles is filed with the Registrar of Companies, while articles are filed only with the corporation’s registered and records office.

Under the OBCA, a corporation’s charter documents consist of “articles of incorporation,” which set forth the name of the corporation and the amount and type of authorized capital, and the “by-laws,” which govern the management of the corporation. The articles are filed with the Director under the OBCA and the by-laws are filed with the corporation’s registered office, or at another location designated by the corporation’s directors.

Sale of Business or Assets

Under the BCBCA, the directors of a corporation may sell, lease or otherwise dispose of all or substantially all of the undertaking of the corporation only if it is in the ordinary course of the corporation’s business or with shareholder approval authorized by special resolution. Under the BCBCA, a special resolution requires the approval of a “special majority”, which means the majority specified in a corporation’s articles, if such specified majority is at least two-thirds and not more than by three-quarters of the votes cast by those shareholders voting in person or by proxy at a general meeting of the corporation. If the articles do not contain a provision stipulating the special majority, then a special resolution is passed by at least two-thirds of the votes cast on the resolution.

The OBCA requires approval of the holders of two-thirds of the shares of a corporation represented at a duly called meeting to approve a sale, lease or exchange of all or substantially all of the property of the corporation that is other than in the ordinary course of business of the corporation. Holders of shares of a class or series, whether or not they are otherwise entitled to vote, can vote separately only if that class or series is affected by the sale, lease or exchange in a manner different from the shares of another class or series.

Amendments to the Charter Documents of a Company

Changes to the articles of a corporation under the BCBCA will be effected by the type of resolution specified in the articles of a corporation, which, for many alterations, including change of name or alterations to the articles, could provide for approval solely by a resolution of the directors. In the absence of anything in the articles, most corporate alterations will require a special resolution of the shareholders to be approved by not less than two-thirds of the votes cast by the shareholders voting on the resolution. Alteration of the special rights and restrictions attached to issued shares requires, subject to the requirements set forth in the corporation’s articles, consent by a special resolution of the holders of the class or series of shares affected. A proposed amalgamation or continuation of a corporation out of the jurisdiction generally requires shareholders to approve the adoption of the amalgamation agreement or the continuance, as applicable, by way of a special resolution.

Under the OBCA, certain amendments to the charter documents of a corporation require a resolution passed by not less than two-thirds of the votes cast by the shareholders voting on the resolution authorizing the amendments and, where certain specified rights of the holders of a class or series of shares are affected by the amendments differently than the rights of the holders of other classes or series of shares, such holders are entitled to vote separately as a class or series, whether or not such class or series of shares otherwise carry the right to vote. A resolution to amalgamate an OBCA corporation requires a special resolution passed by the holders of each class or series of shares, whether or not such shares otherwise carry the right to vote, if such class or series of shares are affected differently.

Rights of Dissent and Appraisal

The BCBCA provides that shareholders, including beneficial holders, who dissent from certain actions being taken by a corporation, may exercise a right of dissent and require the corporation to purchase the shares held by such shareholder at the fair value of such shares. The dissent right is applicable where the corporation proposes to:

(a)	alter the articles to alter restrictions on the powers of the corporation or on the business it is permitted to carry on;

(b)	adopt an amalgamation agreement;

(c)	approve an amalgamation under Division 4 of Part 9 of the BCBCA;

(d)	approve an arrangement, the terms of which arrangement permit dissent;

(e)	authorize or ratify the sale, lease or other disposition of all or substantially all of the corporation’s undertaking; or

(f)	authorize the continuation of the corporation into a jurisdiction other than British Columbia.

In certain circumstances, shareholders may also be entitled to dissent in respect of a resolution if dissent is authorized by such resolution, or if permitted by court order.

The OBCA contains a similar dissent remedy to that contained in the BCBCA, although the procedure for exercising this remedy is different. Subject to specified exceptions, dissent rights are available where the corporation resolves to:

(a)	amend its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

(b)	amend its articles to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

(c)	amalgamate with another corporation;

(d)	be continued under the laws of another jurisdiction; or

(e)	sell, lease or exchange all or substantially all its property.

Oppression Remedies

Under the OBCA a registered shareholder, beneficial shareholder, former registered shareholder or beneficial shareholder, director, former director, officer, former officer of a corporation or any of its affiliates, or any other person who, in the discretion of a court, is a proper person to seek an oppression remedy, and in the case of an offering corporation, the Ontario Securities Commission, may apply to a court for an order to rectify the matters complained of where in respect of a corporation or any of its affiliates:

(a)	any act or omission of a corporation or its affiliates effects or threatens to effect a result;

(b)	the business or affairs of a corporation or its affiliates are or have been or are threatened to be carried on or conducted in a manner; or

(c)	the powers of the directors of the corporation or any of its affiliates are, have been or are threatened to be exercised in a manner, that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of any security holder, creditor, director or officer of the corporation.

On such an application, the court may make such order as it sees fit, including but not limited to, an order restraining the conduct complained of.

The oppression remedy under the BCBCA is similar to the remedy found in the OBCA, with a few differences. Under the OBCA, the applicant can complain not only about acts of the corporation and its directors but also acts of an affiliate of the corporation and the affiliate’s directors, whereas under the BCBCA, the shareholder can only complain of oppressive conduct of the corporation. Under the BCBCA the applicant must bring the application in a timely manner, which is not required under the OBCA, and the court may make an order in respect of the complaint if it is satisfied that the application was brought by the shareholder in a timely manner. As with the OBCA, the court may make such order as it sees fit, including an order to prohibit any act proposed by the corporation. Under the OBCA a corporation is prohibited from making a payment to a successful applicant in an oppression claim if there are reasonable grounds for believing that (a) the corporation is, or after the payment, would be unable to pay its liabilities as they become due, or (b) the realization value of the corporation’s assets would thereby be less than the aggregate of its liabilities; under the BCBCA, if there are reasonable grounds for believing that the corporation is, or after a payment to a successful applicant in an oppression claim would be, unable to pay its debts as they become due in the ordinary course of business, the corporation must make as much of the payment as possible and pay the balance when the corporation is able to do so.

Shareholder Derivative Actions

Under the BCBCA, a shareholder, defined as including a beneficial shareholder and any other person whom the court considers to be an appropriate person to make an application under the BCBCA, or a director of a corporation may, with leave of the court, bring a legal proceeding in the name and on behalf of the corporation to enforce an obligation owed to the corporation that could be enforced by the corporation itself, or to obtain damages for any breach of such an obligation. An applicant may also, with leave of the court, defend a legal proceeding brought against a corporation.

A broader right to bring a derivative action is contained in the OBCA than is found in the BCBCA, and this right extends to former shareholders, directors or officers of a corporation or its affiliates, and any person who, in the discretion of the court, is a proper person to make an application to court to bring a derivative action. In addition, the OBCA permits derivative actions to be commenced in the name and on behalf of a corporation or any of its subsidiaries. The complainant must provide the directors of the corporation or its subsidiary with fourteen days’ notice of the complainant’s intention to apply to the court to bring a derivative action, unless all of the directors of the corporation or its subsidiary are defendants in the action.

Requisition of Meetings

The BCBCA provides that one or more shareholders of a corporation holding not less than 5% of the issued voting shares of the corporation may give notice to the directors requiring them to call and hold a general meeting which meeting must be held within 4 months. Subject to certain exceptions, if the directors fail to provide notice of a meeting within 21 days of receiving the requisition, the requisitioning shareholders, or any one or more of them holding more than 2.5% of the issued shares of the corporation that carry the right to vote at general meetings may send notice of a general meeting to be held to transact the business stated in the requisition.

The OBCA permits the holders of not less than 5% of the issued shares of a corporation that carry the right to vote to require the directors to call and hold a meeting of the shareholders of the corporation for the purposes stated in the requisition. Subject to certain exceptions, if the directors fail to provide notice of a meeting within 21 days of receiving the requisition, any shareholder who signed the requisition may call the meeting.

Form and Solicitation of Proxies, Information Circular

Under the BCBCA, the management of a public corporation, concurrently with sending a notice of meeting of shareholders, must send a form of proxy to each shareholder who is entitled to vote at the meeting as well as an information circular containing prescribed information regarding the matters to be dealt with at the meeting. The required information is substantially the same as the requirements that apply to the corporation under applicable securities laws. The BCBCA does not place any restriction on the method of soliciting proxies.

The OBCA also contains provisions prescribing the form and content of notices of meeting and information circulars. Under the OBCA, a person who solicits proxies, other than by or on behalf of management of the corporation, must send a dissident’s proxy circular in prescribed form to each shareholder whose proxy is solicited and certain other recipients. Pursuant to the OBCA a person may solicit proxies without sending a dissident’s proxy circular if either (i) the total number of shareholders whose proxies are solicited is 15 or fewer (with two or more joint holders being counted as one shareholder), or (ii) the solicitation is, in certain prescribed circumstances, conveyed by public broadcast, speech or publication.

Place of Shareholders’ Meetings

The BCBCA requires all meetings of shareholders to be held in British Columbia unless: (i) a location outside the province of British Columbia is provided for in the articles; (ii) the articles do not restrict the corporation from approving a location outside of the province of British Columbia for holding of the general meeting and the location of the meeting is approved by the resolution required by the articles for that purpose or by ordinary resolution if no resolution is required for that purpose by the articles; or (iii) if the location for the meeting is approved in writing by the registrar before the meeting is held.

The OBCA provides that, subject to the articles and any unanimous shareholder agreement, meetings of shareholders may be held either inside or outside Ontario as the directors may determine, or in the absence of such a determination, at the place where the registered office of the corporation is located.

Directors’ Residency Requirements

The BCBCA provides that a public corporation must have at least three directors but does not have any residency requirements for directors.

The OBCA provides that a public corporation must have at least three directors but does not have any residency requirements for directors.

Removal of Directors

The BCBCA provides that the shareholders of a corporation may remove one or more directors by a special resolution or by any other method specified in the articles. If holders of a class or series of shares have the exclusive right to elect or appoint one or more directors, a director so elected or appointed may only be removed by a separate special resolution of the shareholders of that class or series or by any other method specified in the articles.

The OBCA provides that the shareholders of a corporation may by ordinary resolution at an annual or special meeting remove any director or directors from office. An ordinary resolution under the OBCA requires the resolution to be passed, with or without amendment, at the meeting by at least a majority of the votes cast. The OBCA further provides that where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Meaning of “Insolvent”

Under the BCBCA, for purposes of the insolvency test that must be passed for the payment of dividends and purchases and redemptions of shares, “insolvent” is defined to mean when a corporation is unable to pay its debts as they become due in the ordinary course of its business. Unlike the OBCA, the BCBCA does not impose a net asset solvency test for these purposes. For purposes of proceedings to dissolve or liquidate, the definition of “insolvent” from federal bankruptcy legislation applies.

Under the OBCA, a corporation may not pay dividends or purchase or redeem its shares if there are reasonable grounds for believing (i) it is or would be unable to pay its liabilities as they become due; or (ii) it would not meet a net asset solvency test. The net asset solvency tests for different purposes vary somewhat.

Reduction of Capital

Under the BCBCA, capital may be reduced by special resolution or court order. A court order is required if the realizable value of the corporation’s assets would, after the reduction of capital, be less than the aggregate of its liabilities.

Under the OBCA, capital may be reduced by special resolution but not if there are reasonable grounds for believing that, after the reduction, (i) the corporation would be unable to pay its liabilities as they become due; or (ii) the realizable value of the corporation’s assets would be less than its liabilities.

Shareholder Proposals

The BCBCA includes a more detailed regime for shareholders’ proposals than the OBCA. For example, a person submitting a proposal must have been the registered or beneficial owner of one or more voting shares for at least two years before signing the proposal. In addition, the proposal must be signed by shareholders who, together with the submitter, are registered or beneficial owners of (i)  at least 1% of the corporation’s voting shares, or (ii) shares with a fair market value exceeding an amount prescribed by regulation (at present, C$2,000).

The OBCA allows shareholders entitled to vote or a beneficial owner of shares that are entitled to be voted to submit a notice of a proposal.

Compulsory Acquisition

The OBCA provides a right of compulsory acquisition for an offeror that acquires 90% of the target securities pursuant to a take-over bid or issuer bid, other than securities held at the date of the bid by or on behalf of the offeror.

The BCBCA provides a substantively similar right although there are differences in the procedures and process. Unlike the OBCA, the BCBCA provides that where an offeror does not use the compulsory acquisition right when entitled to do so, a securityholder who did not accept the original offer may require the offeror to acquire the securityholder’s securities on the same terms contained in the original offer.

Investigation/Appointment of Inspectors

Under the BCBCA, a corporation may appoint an inspector by special resolution. Shareholders holding at least 20% of the issued shares of a corporation may apply to the court for the appointment of an inspector. The court must consider whether there are reasonable grounds for believing there has been oppressive, unfairly prejudicial, fraudulent, unlawful or dishonest conduct.

Under the OBCA, shareholders can apply to the court for the appointment of an inspector. Unlike the BCBCA, the OBCA does not require an applicant to hold a specified number of shares.

SCHEDULE D

DISSENT RIGHTS

Business Corporations Act

(British Columbia)

Part 8, Division 2 Dissent Proceedings,

Sections 237-247

Definitions and application 237 (1) In this Division:

“dissenter” means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;

“notice shares” means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;

“payout value” means,

(a) in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,

(b) in the case of a dissent in respect of an arrangement approved by a court order made under section 291 (2) (c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement,

(c) in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order, or

(d) in the case of a dissent in respect of a community contribution company, the value of the notice shares set out in the regulations, excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.

(2)	This Division applies to any right of dissent exercisable by a shareholder except to the extent that

(a)	the court orders otherwise, or

(b)	in the case of a right of dissent authorized by a resolution referred to in section 238 (1) (g), the court orders otherwise or the resolution provides otherwise.

Right to dissent

238(1) A shareholder of a company, whether or not the shareholder's shares carry the right to vote, is entitled to dissent as follows:

(a) under section 260, in respect of a resolution to alter the articles

(i)	to alter restrictions on the powers of the company or on the business the company is permitted to carry on, or

(ii)	without limiting subparagraph (i), in the case of a community contribution company, to alter any of the company's community purposes within the meaning of section 51.91;

(b) under section 272, in respect of a resolution to adopt an amalgamation agreement;

(c) under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;

(d) in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;

(e) under section 301 (5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company's undertaking;

(f) under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;

(g) in respect of any other resolution, if dissent is authorized by the resolution;

(h) in respect of any court order that permits dissent.

(2)	A shareholder wishing to dissent must

(a) prepare a separate notice of dissent under section 242 for

(i) the shareholder, if the shareholder is dissenting on the shareholder's own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder's name and on whose behalf the shareholder is dissenting,

(b) identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and

(c) dissent with respect to all of the shares, registered in the shareholder's name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.

(3) Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must

(a) dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and

(b) cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.

Waiver of right to dissent

239 (1) A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.

(2) A shareholder wishing to waive a right of dissent with respect to a particular corporate action must

(a)	provide to the company a separate waiver for

(i)	the shareholder, if the shareholder is providing a waiver on the shareholder's own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder's name and on whose behalf the shareholder is providing a waiver, and

(b)	identify in each waiver the person on whose behalf the waiver is made.

(3) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder's own behalf, the shareholder's right to dissent with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to

(a) the shareholder in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and

(b) any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.

(4) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.

Notice of resolution

240 (1) If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,

(a)	a copy of the proposed resolution, and

(b)	a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.

(2) If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,

(a)	a copy of the proposed resolution, and

(b)	a statement advising of the right to send a notice of dissent.

(3) If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors' resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the shareholder, consented to the resolution or voted in favour of the resolution, whether or not their shares carry the right to vote,

(a)	a copy of the resolution,

(b)	a statement advising of the right to send a notice of dissent, and

(c)	if the resolution has passed, notification of that fact and the date on which it was passed.

(4) Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.

Notice of court orders

241 If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent

(a)	a copy of the entered order, and

(b)	a statement advising of the right to send a notice of dissent.

Notice of dissent

242 (1) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (a), (b), (c), (d), (e) or (f) or (1.1) must,

(a)	if the company has complied with section 240 (1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,

(b)	if the company has complied with section 240 (3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or

(c)	if the company has not complied with section 240 (1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of

(i)	the date on which the shareholder learns that the resolution was passed, and

(ii)	the date on which the shareholder learns that the shareholder is entitled to dissent.

(2) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (g) must send written notice of dissent to the company

(a) on or before the date specified by the resolution or in the statement referred to in section 240 (2) (b) or (3) (b) as the last date by which notice of dissent must be sent, or

(b) if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.

(3) A shareholder intending to dissent under section 238 (1) (h) in respect of a court order that permits dissent must send written notice of dissent to the company

(a) within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or

(b) if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.

(4) A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:

(a) if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the company as beneficial owner, a statement to that effect;

(b) if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the company as beneficial owner, a statement to that effect and

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;

(c) if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the dissenting shareholder, a statement to that effect and

(i) the name and address of the beneficial owner, and

(ii) a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder's name.

(5) The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.

Notice of intention to proceed

243 (1) A company that receives a notice of dissent under section 242 from a dissenter must,

(a) if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of

(i) the date on which the company forms the intention to proceed, and

(ii) the date on which the notice of dissent was received, or

(b) if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.

(2) A notice sent under subsection (1) (a) or (b) of this section must

(a) be dated not earlier than the date on which the notice is sent,

(b) state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and

(c) advise the dissenter of the manner in which dissent is to be completed under section.

Completion of dissent

244 (1) A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,

(a) a written statement that the dissenter requires the company to purchase all of the notice shares,

(b) the certificates, if any, representing the notice shares, and

(c) if section 242 (4) (c) applies, a written statement that complies with subsection (2) of this section.

(2) The written statement referred to in subsection (1) (c) must

(a) be signed by the beneficial owner on whose behalf dissent is being exercised, and

(b) set out whether or not the beneficial owner is the beneficial owner of other shares of the company and, if so, set out

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) that dissent is being exercised in respect of all of those other shares.

(3) After the dissenter has complied with subsection (1),

(a) the dissenter is deemed to have sold to the company the notice shares, and

(b) the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.

(4) Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.

(5) Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.

(6) A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.

Payment for notice shares

245 (1) A company and a dissenter who has complied with section 244 (1) may agree on the amount of the payout value of the notice shares and, in that event, the company must

(a) promptly pay that amount to the dissenter, or

(b) if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(2) A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may

(a) determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,

(b) join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244 (1), and

(c) make consequential orders and give directions it considers appropriate.

(3) Promptly after a determination of the payout value for notice shares has been made under subsection (2)(a) of this section, the company must

(a) pay to each dissenter who has complied with section 244 (1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter's notice shares, or

(b) if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(4) If a dissenter receives a notice under subsection (1) (b) or (3) (b),

(a) the dissenter may, within 30 days after receipt, withdraw the dissenter's notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or

(b) if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its shareholders.

(5) A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that

(a) the company is insolvent, or

(b) the payment would render the company insolvent.

Loss of right to dissent

246 The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:

(a) the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;

(b) the resolution in respect of which the notice of dissent was sent does not pass;

(c) the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;

(d) the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;

( ) the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;

(a) a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;

(b) with respect to the notice shares, the dissenter consents to, or votes in favour of, the resolution in respect of which the notice of dissent was sent;

(c) the notice of dissent is withdrawn with the written consent of the company;

(d) the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.

Shareholders entitled to return of shares and rights

247 If, under section 244 (4) or (5), 245 (4) (a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,

(a) the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244 (1) (b) or, if those share certificates are unavailable, replacements for those share certificates,

(b) the dissenter regains any ability lost under section 244 (6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and

(c) the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.